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NORTH CAROLINA                                       LEASE AGREEMENT

LINCOLN COUNTY

         This lease agreement, made and entered into as of the 1st day of September, 1997, by and between D. Mark Boyd, III and wife, Diane H. Boyd (hereafter called "Lessor"), and Lincoln Bank of North Carolina (hereinafter called "Lessee"),

                                   WITNESSETH:

         In consideration of the rents hereinafter agreed to be paid and in consideration of the mutual covenants and agreements hereinafter recited, Lessor does hereby lease and demise unto Lessee and Lessee does hereby lease and take as tenant from Lessor all of that real property described in Exhibit "A" attached hereto and incorporated by this reference.

         To have and to hold the said Premises unto the Lessee upon the following terms and conditions:

1. Term. The initial term of this Lease shall begin on the 1st day of September 1997. It shall expire at 12:00 midnight August 31, 2002. It is agreed that, at the expiration of the initial term of this Lease, Lessee shall have the right and option to renew the Lease for one (1) additional five (5) year term. The renewal terms shall commence as of the end of the base term of this Lease and shall be subject to and in accordance with all terms and conditions set forth in this Lease. If Lessee shall desire to exercise this right and option, it shall give Lessor notice in writing not less than ninety (90) days prior to the expiration of the then current term of this Lease. If Lessee shall fail to provide such notice to Lessor within such time period, it shall be conclusively deemed that Lessee has elected not to renew and extend the term of this Lease as aforesaid, time being of the essence.

2. Rent. Lessee shall pay to the Lessor the following sums payable in advance on the first day of each month in installments as follows. Payments for the optional lease term will be negotiated in good faith based on comparable market rates, but under no circumstances shall the amount be less than $3,658.67 monthly.

                  Year                     Annual Rent                         Monthly Payment

                  1                          34,944                                 2,912.00
                  2                          37,184                                 3,098.67
                  3                          39,424                                 3,285.33
                  4                          41,664                                 3,472.00
                  5                          43,904                                 3,658.67

3. Default. The occurrence of one or more of the following events (herein called "Events of Default") shall constitute default by the Lessee:

          A. Failure to pay rent or any other payments hereunder when due if the failure to pay is not cured within fifteen (15) days after notice thereof has been given to Lessee.

          B. Failure to perform any other provision of this Lease if the failure to perform is not cured within fifteen (15) days after notice thereof has been given to Lessee.

4. Lessor's remedies upon default by Lessee. Lessor shall have the following remedies if Lessee commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

          A. Lessor shall have the right to continue this Lease in full force and effect.

          B. Lessor shall have the right to terminate this Lease upon first giving to the Lessee thirty (30) days notice to vacate. Said thirty
          (30) days notice to vacate shall be in addition to the fifteen (15) days given to cure default.

5. End of Term. Upon the expiration of this Lease, Lessee shall quit and surrender to Lessor the Premises, broom clean, in good order and condition, ordinary wear and tear expected and Lessee shall remove from the premises all of its property.

6. Use of Premises. Lessee shall not use the Premises or any portion thereof for any illegal or unlawful purpose and will not cause or permit nuisance to be created or maintained therein.

7. Taxes. During the term of the Lease, and any extensions, the Lessor shall pay all ad valorem taxes on the premises and the Lessee shall pay all taxes on the contents.
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8.        Insurance.  During the term of this  Lease,  and any  extensions,  the
          Lessor shall keep the leased premises insured to its replacement value against fire and other normally insured casualties as well as against public liability. The Lessee shall keep the contents insured as well as provide a reasonable amount of public liability coverage. Lessee shall indemnify Lessor against any loss or damage for personal injury arising out of Lessee's use of the premises.

9. Utilities. During the term of the lease and any extensions the Lessee shall pay for all utilities used by it.

10. Fire or other casualty. In the event that before or during the term of the Lease the leased premises or any part thereof shall be damaged by fire or other casualty which renders the leased premises or any part untenable for the purpose for which they are used by Lessee, Lessor shall have the option to repair the building or terminate the Lease. However, if the Lessor can not or does not restore the premises to a state that is as good as the condition thereof immediately prior to the damage, within sixty (60) days, Lessee has the right and option to terminate this Lease. During the period of repair the Rent shall be reduced to an amount which bears the same ratio to the Rent as the portion of the leased premises then available for the use to the Lessee bears to the entire leased premises. Upon successful completion of such repairs, the rent shall thereafter be paid as if no fire or other casualty had occurred. Notwithstanding the foregoing, Lessor shall have no obligation to replace or repair any property on the leased premises belonging to Lessee or to any one claiming through or under Lessee, nor shall Lessor be required to make repairs costing more than the amount of insurance proceeds paid as a result of Lessee complying with the provisions of paragraph 8. Any repairs made over and above the amount of insurance paid shall be at Lessee's responsibility.

11. Maintenance and Repairs. Lessee shall take good care of the leased premises including the grounds, driveways and parking, and shall, at Lessee's sole cost and expense, make all repairs in and to the interior of the leased premises, ordinary and extraordinary, structural and otherwise, including, but not limited to, repairs to the doors, windows, glass, plumbing, wiring and heating systems that will sustain the premises in a normal working condition. Lessor shall at Lessor's sole cost and expense, make all repairs to the roof and outer structural walls.

12. Notices. Any notice or demand which by any provisions of this agreement is required or allowed to be given by either party to the other shall be deemed to have been sufficiently given for all purposes when made in writing and sent in the United States mail as certified or registered mail, and returned receipt requested, postage prepaid and addressed: (a) if to Lessee, to 402 East Main Street, Lincolnton, North Carolina, 28092 and (b) if to Lessor, to D. Mark Boyd, III, Post Office Box 399, Lincolnton, North Carolina, 28093, or to such other place as Lessor may from time to time designate in notice to Lessee.

13. Successors and Assigns. The provisions of this Lease shall bind and inure to the benefit of Lessor and Lessee, and their respective successors, heirs, legal representatives and assigns.

14. Integration and binding effect. The entire agreement, intent and understanding between Lessor and Lessee is contained in the provisions of this Lease and any stipulations, representations, promises or agreements, written or oral, made prior to or contemporaneously with this Lease shall have no legal or equitable effect or consequence unless reduced to writing herein. This Lease shall be governed by and construed pursuant to the laws of the State of North Carolina.

15. Compliance by Lessee with governmental regulations. In the performance of any acts required of or permitted Lessee under the provisions of this Lease, Lessee shall obey and comply with all lawful requirements, rules, regulations, and ordinances of all legally constituted authorities, existing at any time during the continuance of such performance in any way affecting the Premises or the use of the Premises by lessee. Such compliance shall include compliance by Lessee with requirements of the Occupational Safety and Health Act, and all amendments thereto, as the same applies to the Lessee's use of the Premises.

16. Subordination. If required by Lessor's lender, Lessee will subordinate this Lease to a first deed of trust.

17. Assignment of Subletting. Lessee may assign this Lease in whole or in part, or sublet all of any part of the leased premises, with the written approval of the Lessor in each instance; provided that consent of the Lessor is given, Lessee shall remain fully liable on this Lease. It is understood and agreed that Lessor's consent will not be unreasonably withheld; provided a comparable market rate is agreed upon for the Assignee or the Sublessee to pay the Lessor for the remainder of the initial term of the Lease.

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                                   EXHIBIT "A"

         Beginning at an iron stake at the point of intersection of the west line of South Poplar Street with the south line of East Main Street, said point of beginning being 1.26 feet westerly from the west edge of the concrete sidewalk on South Poplar Street, and 6.7 feet southerly from the south edge of the concrete sidewalk of East Main Street; and runs thence with the said south line of East Main Street, South 67 deg. 00 min. West 90.00 feet to an iron stake, said point being 1.83 feet westerly from the east end of the concrete wing wall of the overhead bridge on East Main Street; thence South 23 deg. 21 min. East, and parallel to South Poplar Street, 116.00 feet to an iron stake on the line of property, now or formally of W.H. Childs; thence with the said line of W.H. Childs property, North 67 deg. 00 min. East, and parallel to East Main Street 90.00 feet to an iron stake on the west edge of the concrete sidewalk on said street; thence with said west edge of South Poplar Street, North 23 deg. 21 min. West 116.00 feet to the point of Beginning, all being substantially as shown on the plat of said piece of parcel of land prepared by Wilbur W. Smith, Civil Engineer, of Charlotte, NC, and bearing dated November 4, 1930.

         In witness whereof, the parties hereto have duly executed this lease agreement and have her unto set their seals as of the day of the year first above written:




                                             Lessor:

                                             /s/ D. Mark Boyd, III
                                             ----------------------
                                                 D. Mark Boyd, III

                                             /s/ Diane H. Boyd
                                             ----------------------


                                             Lessee:

Attest:                                      Lincoln Bank of North Carolina
/s/ Sue S. Stamey                            by:
------------------
Sue S. Stamey                                /s/ James E.Burt, III
Assistant Secretary                          -----------------------
                                                 James E. Burt, III